Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

Appendix 4E Preliminary Final Report

Year ended 31 December 2014

LEXINGTON, Massachusetts, United States and SYDNEY, Australia – 27 February 2015 – GI Dynamics, Inc. (ASX: GID) (GI Dynamics or the Company), a medical device company developing innovative treatments for type 2 diabetes and obesity, is pleased to provide its preliminary financial results for the year ended 31 December 2014 (“Results”). The Appendix 4E, which has been prepared in U.S. dollars and in accordance with U.S. GAAP, is attached; the Results disclosed in the Appendix 4E are unaudited. The financial results are currently being audited by the Company’s auditors, Ernst & Young LLP, with final audited results to be filed as part of the Annual Report on Form 10-K with the U.S. Securities and Exchange Commission and the ASX on or before 31 March 2015.

Summary of the Results

•	Revenue increased to US$2.8 million for the year ended 31 December 2014 compared to US$2.3 million for the year ended 31 December 2013.

•	Cost of revenue was US$4.1 million for the year ended 31 December 2014 compared to US$2.5 million for the year ended 31 December 2013. In 2014, the Company recorded a non-recurring charge of US$1.6 million for raw material sleeve inventory in excess of its currently anticipated commercial requirements.

•	Operating expenses increased to US$46.9 million for the year ended 31 December 2014 compared to US$34.6 million for the year ended 31 December 2013.

•	Other income (expense) for the year ended 31 December 2014 was a gain of US$0.1 million compared to a loss of US$0.6 million for the year ended 31 December 2013.

•	The Company recorded a net loss of US$48.2 million for the year ended 31 December 2014 compared to US$35.6 million for the year ended 31 December 2013.

•	The Company had cash and cash equivalents of US$51.2 million at 31 December 2014 compared to US$58.6 million at 31 December 2013.

Please refer to the attached Appendix 4E, including the unaudited consolidated financial statements, for additional explanation and details.

Robert Solomon

Vice President, Finance & Assistant Company Secretary

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. – ASX Announcement	Page 2

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer and marketer of EndoBarrier®, a breakthrough device that represents an entirely new class of non-surgical, non-pharmaceutical therapy for the treatment of type 2 diabetes and/or obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States: Michael Dale, President & CEO +1 (781) 357-3310	United States/Europe: Bill Berry, Berry & Company Public Relations, LLC +1 (212) 253-8881

Australia: David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046	Australia: Angela Ceberano, Flourish PR +61 3 9092 8445

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388